Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of October 10, 2023 by and among the undersigned (the “Parties”).

Each Party hereto represents to each other Party that it is eligible to use Schedule 13D to report its beneficial ownership of ordinary shares, $0.0001 par value per share, of Cartica Acquisition Corp. Each Party hereto agrees that the Schedule 13D dated as of the date hereof, relating to such beneficial ownership, is filed on behalf of such Party.

Each Party agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto, and for the completeness and accuracy of the information concerning such Party contained in the Schedule 13D and any and all amendments thereto, and the information concerning each other Party to the extent such Party knows or has reason to know that any information concerning such other Party is incomplete or inaccurate.

CARTICA ACQUISITION PARTNERS, LLC

By:	/s/ Suresh Guduru
Name: Suresh Guduru
Title: Managing Member

SURESH GUDURU

/s/ Suresh Guduru